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                               THE ALPINE GROUP, INC.
                                   1790 BROADWAY
                                     15TH FLOOR
                              NEW YORK, NY  10019-1412



                                   August 31, 1998


PolyVision Corporation
48-62 36th Street
Long Island City, NY 11101

Attn:     Mr. Joseph A. Menniti, President and
          Chief Executive Officer

Gentlemen:

          This letter agreement confirms the engagement of The Alpine Group, Inc. ("Alpine") by PolyVision Corporation and its subsidiaries and affiliates (collectively or individually, the "Company") to act as financial consultants and advisors to the Company in connection with the proposed Transaction.

          The term "Transaction" shall mean any, or more than one of the following, occurring in one transaction, or series of transactions, (a) any merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which the Company acquires or is combined with Alliance International Group, Inc. ("AIG"); or (b) the acquisition, directly or indirectly, by the Company in a single transaction or a series of transactions of (i) all or substantially all of the assets or operations of AIG; (ii) securities, which, after giving effect to the exercise or conversion of all derivative or convertible securities owed by the Company, would cause the Company to own at least 20% of the outstanding common stock of or otherwise control AIG.

1. FINANCIAL ADVISORY AND CONSULTING SERVICES. Alpine will devote substantial resources in the course of this engagement, rendering financial advisory and consultant services in connection with the Transaction and financing the Transaction. Alpine's financial consultant and advisory services will include, among other things, analyzing and valuing the capital stock and/or assets of AIG, assisting in negotiating and structuring the Transaction, and the financing thereof, assisting in communicating with the shareholders of the Company and/or AIG.


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2.   COMPENSATION.  In consideration for the financial, advisory and consulting services to be rendered by Alpine hereunder, the Company agrees to pay to Alpine a fee of $750,000, payable in 209,790 shares of common stock of the Company valued at $300,000 and 9,000 shares of Series B preferred stock of the Company valued at $450,000, subject to and upon consummation of the Transaction.

3. EXPENSES. The Company agrees to reimburse Alpine, upon request, for all reasonable out-of-pocket expenses, including but not limited to legal and accounting fees, as such expenses are incurred by Alpine in connection with the services rendered hereunder by it.

4.   INDEMNIFICATION.

(a) Subject to section 4(b), the Company agrees to indemnify and hold harmless Alpine and its affiliates, including the respective officers, directors, employees and agents of Alpine and its affiliates and each other person, if any, controlling Alpine or its affiliates (each of whom shall be referred to as an "Indemnified Person") from and against any and all claims, liabilities, losses and damages (or actions in respect thereof) arising in any manner or in any way related to this engagement.

(b) The Company agrees to reimburse Alpine and any other such Indemnified Person, immediately upon submission of invoices therefor, for any reasonable legal and other out-of-pocket expenses incurred by it in connection with or relating to investigating, preparing to defend, or defending any actions, claims or other proceedings, including any investigation or inquiry arising in any manner or in any way related to this engagement (whether or not such Indemnified Person is a named party in such proceedings); PROVIDED, HOWEVER, that the Company shall not be responsible to any Indemnified Person for any claim, liability, losses, damages or expenses to the extent it is determined that they result directly from actions taken or failed to be taken by any Indemnified Person due to its gross negligence or willful misconduct.

(c) The Company agrees that the indemnification and reimbursement commitments set forth in this Section shall apply whether or not Alpine is a formal party to any such lawsuits, claims or other proceedings, and that Alpine is entitled to retain a separate counsel reasonably acceptable to the Company in connection with any of the matters to which such commitments shall extend to any Indemnified Person. The Company further agrees that, unless a binding determination is made concerning an Indemnified Person's gross negligence or willful misconduct as specified in subsection (b) above, any settlement of a lawsuit, claim or other proceeding against the Company arising out of the transactions contemplated by this agreement which is entered into by the Company shall include a release from the party bringing such lawsuit, claim or other proceeding of each Indemnified Person, which release shall be reasonably satisfactory to Alpine or shall not cause a material adverse consequence to the Company.


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5.   TERMINATION.  Alpine's services hereunder may be terminated by the Company or by Alpine at any time upon written notice to that effect by such party to the other party, provided that the Company's obligations under Section 3 (with respect to expenses incurred prior to such termination) shall remain operative and in full force and effect regardless of any such termination. Notwithstanding any termination of this agreement (other than based upon any material default of Alpine), the Company shall pay to Alpine the compensation as set forth in Section 2 if the Transaction is consummated within 12 months after such termination.

6. CONFIDENTIALITY. Neither the Company nor Alpine or their respective affiliates will make any public disclosures or statements to third parties (other than employees, counsel, assistants, and other persons involved in this transaction) with respect to the arrangements set forth herein unless
     (i) the Company and Alpine have previously approved such public disclosures or statements; or (ii) such disclosures or statements are required by applicable laws, regulation or legal process.

7.   MISCELLANEOUS.

(a) This agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws. This agreement shall be binding upon and inure to the benefit of the Company, Alpine and their respective affiliates and assignees, except that neither party hereto shall assign this agreement without the prior written consent of the other party.

(b) Notice given pursuant to any of the provisions of this agreement shall be in writing and shall be mailed or delivered (a) to Alpine at its offices at 1790 Broadway, 15th Floor, New York, New York 10019-1412; attn: Stewart H. Wahrsager, Esq., Senior Vice President, General Counsel and Secretary or
     (b) to the Company at 48-62 36th Street, Long Island City, NY 11101, attn:
     Mr. Joseph A. Menniti, President and Chief Executive Officer.

(c) This agreement embodies the entire agreement and understandings between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this agreement shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision of this agreement which shall remain in full force and effect. This agreement may not be amended or otherwise modified or waived except by an instrument in writing by Alpine, on the other hand, and the Company, on the other hand.


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          If the foregoing correctly sets forth our understanding, please so indicate by signing below and returning an executed copy to us.

                              Very truly yours,

                              POLYVISION CORPORATION


                              By:
                                 ----------------------------------
                                 Joseph A. Menniti
                                 President and Chief Executive Officer


                              THE ALPINE GROUP, INC.


                              By:
                                 ----------------------------------
                                 Steven S. Elbaum
                                 Chairman and Chief Executive Officer





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